Exhibit 99.1

Somerset Hills Budget

The following unaudited projected Consolidated Income Statement for 2013 (the “Somerset Hills Budget”) that was prepared by the management of Somerset Hills as part of their annual budgeting process, and provided by Somerset Hills to KBW, in connection with the evaluation by the Somerset Hills Board of Directors of the proposed merger agreement with Lakeland. The Somerset Hills Budget was not prepared by Somerset Hills with a view toward public disclosure, but rather as an internal management tool, and the inclusion of this information in the Exhibit to this 8-K should not be regarded as an indication that any of Lakeland, Somerset Hills or any other recipient of this information considered, or now considers, it to be material or predictive of actual future results.

The Somerset Hills Budget also was not prepared with a view toward complying with GAAP or SEC or other guidelines for the preparation and presentation of prospective financial information. Neither Somerset Hills’ independent registered public accounting firm, nor any other independent accountants (including without limitation Lakeland’s independent registered public accounting firm), have compiled, examined or performed any procedures with respect to the Somerset Hills Budget, nor have they expressed any opinion or any other form of assurance on such information, and they assume no responsibility for the Somerset Hills Budget.

The Somerset Hills Budget reflects numerous estimates and assumptions made by the management of Somerset Hills with respect to industry performance and competition, market and financial conditions specific to Somerset Hills’ business and general economic conditions in its market area, all of which are difficult to predict and many of which are beyond the control of Somerset Hills or Lakeland. Shareholders of Somerset Hills and of Lakeland are urged to review the sections captioned “Risk Factors” and “Forward-Looking Statements” contained in the joint proxy statement and prospectus, and the most recent filings made by Lakeland and Somerset Hills with the SEC. See “Where You Can Find More Information” in the joint proxy statement and prospectus.

Somerset Hills Bancorp

Consolidated Income Statement – 2013 Budget

($ in thousands)	2013 Budget	2012 Actual	Increase/ (Decrease)
Net Interest Income	$12,172	$11,915	2.2%

Provision	300	290	3.4%

Non-Interest Income:
Service Fees on Deposit Accounts	323	322	0.3%
Gains on Sales of Mortgage Loans, Net	1,327	1,362	-2.6%
Bank Owned Life Insurance	271	270	0.4%
Gains on Sales of Investment Securities, Net	—	500	-100.0%
Other Income	378	394	-4.1%

Total Non-Interest Income	2,299	2,848	-19.3%

Non-Interest Expense:
Salaries and Employee Benefits	5,020	5,238	-4.2%
Occupancy and Furniture and Fixtures Expense	1,360	1,328	2.4%
Advertising and Business Promotion Expense	127	119	6.7%
Printing, Stationery and Supplies	138	134	3.0%
Data Processing	516	505	2.2%
Loss on Debt Extinguishment	—	334	-100.0%
Other Operating Expense	1,615	1,607	0.5%

Total Non-Interest Expense	8,776	9,265	-5.3%

Income before Provision for Income Taxes	5,395	5,208	3.6%

Provision for Income Taxes	1,888	1,830	3.2%

Net Income	$3,507	$3,378	3.8%

Diluted Earnings Per Share	$0.65	$0.63	3.2%

Average Diluted Shares	5,410	5,380

See the foregoing paragraphs describing this Somerset Hills Budget, which are incorporated herein in their entirety.